Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Second Quarter Results

(Bassett, Va.) – June 29, 2017 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended May 27, 2017.

Fiscal 2017 Second Quarter Highlights

●	Consolidated sales were $114.1 million for the second quarter of 2017 compared to $106.7 million for the second quarter of 2016, an increase of 7.0%.
●	Operating income for the quarter was $7.6 million or 6.7% of sales as compared to $5.9 million or 5.5% of sales for the prior year quarter.
●

Wholesale sales were $62.3 million for the second quarter of 2017 compared to $59.9 million for the second quarter of 2016, an increase of 4.0%. Wholesale operating income for the quarter was $4.8 million or 7.7% of sales as compared to $4.3 million or 7.2% of sales for the prior year quarter.

●

Company-owned store sales were $67.1 million for the second quarter of 2017 compared to $61.9 million for the second quarter of 2016, an increase of 8.4%. This included a comparable store sales increase of 6.3% compared to the prior year quarter. Comparable store operating income was $2.7 million or 4.2% of sales for the current year quarter as compared to $1.3 million or 2.1% of sales for the prior year quarter. Total retail operating income was $1.4 million or 2.0% of sales for the quarter as compared to $0.4 million or 0.6% of sales for the prior year quarter. Comparable store written sales for the quarter increased 4.2%.

●

Revenue for Zenith was $24.6 million for the second quarter of 2017 compared to $23.8 million for the second quarter of 2016, a 3.4% increase. Zenith’s operating income for the quarter was $0.8 million or 3.2% of sales as compared to $0.7 million or 2.9% of sales for the prior year quarter.

●

Net income for the quarter was $5.8 million or $0.54 per diluted share as compared to $3.4 million or $0.31 per diluted share for the prior year quarter. Included in the 2017 net income was a $3.3 million pre-tax gain on the sale of an equity investment and a $1.1 million pre-tax loss on the write down of a store property previously operated by a licensee. Excluding the effects of these items, net income would have been $4.5 million or $0.42 per diluted share.

“Solid performances in all three of our operating segments paved the way for our strong showing in the second quarter”, commented Robert H. Spilman, Jr., Chairman and Chief Executive Officer. “Our 7.0% increase in consolidated sales provided the leverage for us to grow operating profit by 30% despite heavier investments in our digital platform and marketing in general. We have a number of new strategic initiatives currently underway that are designed to drive sales growth. Given that we are now in our seventh consecutive year of positive comparable store sales in our corporate store network, we believe that increasing consumer exposure to the Bassett brand via store expansion and robust marketing programs will enable us to build on this track record and to continue to generate top line revenue growth in the future.”

Wholesale Segment

Net sales for the wholesale segment were $62.3 million for the second quarter of 2017 as compared to $59.9 million for the second quarter of 2016, an increase of $2.4 million or 4.0%. This increase was driven by a 3.5% increase in shipments to the Bassett Home Furnishings network as compared to the prior year period and a 6.3% increase in shipments to the open market (outside the Bassett Home Furnishings network). Gross margins for the wholesale segment were 33.8% for both the second quarter of 2017 and 2016. Margin improvements in the Upholstery operations were offset by margin decreases in the Wood operations. Wholesale SG&A for the second quarter of 2017 was $16.3 million as compared to $15.9 million for the prior year period. SG&A as a percentage of sales decreased to 26.1% as compared to 26.6% for the second quarter of 2016. This decrease in SG&A as a percentage of sales was primarily due to greater leverage of fixed costs from higher sales volumes. Operating income was $4.8 million or 7.7% of sales as compared to $4.3 million or 7.2% of sales in the prior year.

“Our domestically-produced customizable assortment again propelled our wholesale segment during the quarter”, continued Spilman. “Consumers continue to gravitate to the array of finish and fabric options that characterize our Made in the USA product range with 76% of our quarterly wholesale sales mix shipped from a U.S. factory. Overall upholstery sales grew 11%. Investments in new frame cutting technology and automated fabric cutting equipment highlighted the quarter at our Newton, N.C. facility. We completed our multi-year plan of housing our Grand Prairie, Texas upholstery facility under the same roof as our southwest distribution center for our Zenith Logistics arm. We are currently recruiting to staff a second Texas production line in anticipation of the five new Bassett Home Furnishings stores slated to open in the region in the next nine months. Also noteworthy in our upholstery segment was the success of our Club Level by Bassett motion furniture product line at the April High Point Furniture Market. Club Level is targeted at independent furniture retailers outside of the Bassett store network and we expect to grow this business into a meaningful contribution to our wholesale segment.”

“Results in our wood division were mixed as our domestic programs recorded double digit sales increases while sales of our import program declined,” added Spilman. “The investment made earlier this year in our Martinsville, VA table plant began to pay off as our casual dining program grew by 22% and profits increased significantly. Our Bench Made program also generated strong year over year improvement. We are also encouraged by the reception to our new imported Bella Collection that debuted in High Point in April. Bella will hit our store floors in time for Labor Day sales events along with several other new introductions.”

“Several new marketing programs have been part of our story in 2017,” Spilman noted. “A weekly email marketing campaign began earlier this year and is designed to create a visceral connection for consumers to the Bassett brand through storytelling imagery. Accompanying this effort have been improvements to the navigation and load speed of our website. We are pleased to see the increases in traffic to BassettFurniture.com that we have experienced this year as a result. Finally, we have doubled the frequency of our direct mail offerings to work hand in hand with our digital programs. Supporting these strategies has been a corresponding escalation of our photography budget as these mediums require a constant supply of fresh settings of our products. We believe these investments are necessary to position Bassett as a leading national home furnishings brand in today’s competitive marketplace.”

Retail Segment

Net sales for the 62 Company-owned Bassett Home Furnishings stores were $67.1 million for the second quarter of 2017 as compared to $61.9 million for the second quarter of 2016, an increase of $5.2 million or 8.4%. The increase was due to a $3.7 million or 6.3% increase in comparable store sales along with a $1.5 million increase in non-comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 4.2% for the second quarter of 2017 as compared to the second quarter of 2016.

The consolidated retail operating profit for the second quarter of 2017 was $1.4 million as compared to $0.4 million for the second quarter of 2016, an increase of $1.0 million. The 56 comparable stores generated operating income of $2.7 million for the quarter, or 4.2% of sales, as compared to $1.3 million, or 2.1% of sales, for the prior year quarter. Gross margins for comparable stores were 50.6% for the second quarter of 2017 as compared to 49.5% for the second quarter of 2016.  This increase is primarily due to a shift in the product introduction cycle as a significant product rollout occurred in the first quarter of 2017 as compared to the second quarter of 2016. Clearance activity is higher in the quarter when a product introduction occurs. SG&A expenses for comparable stores increased $1.1 million to $30.0 million or 46.4% of sales as compared to 47.4% of sales for the second quarter of 2016. The decrease in SG&A as a percentage of sales was primarily due to greater leverage of fixed costs due to higher sales volumes for the comparable stores.

“Posting a 6.3% delivered comparable store sales increase underscores the vibrant store experience that we are presenting today,” commented Spilman. “Our culture of continuous improvement foments a constant pursuit of new strategies to drive year over year sales increases. Prominent in this year’s thinking is the expansion of our accessory line. Building on the success of our rug program, we have re-merchandised our lighting, window treatment, and wall décor assortments to both drive smaller ticket item sales and complement our in-home design capabilities. In May we added an e-commerce component to the mix that features direct-to-home shipping. We have also installed lighting fixtures and wall décor strike zones in 30 of our corporate stores to build authority in these categories. Early sales results and consumer engagement of these categories on our website have been encouraging.”

“We continue to build new Bassett Home Furnishings stores while repositioning certain older locations to better real estate,” continue Spilman. “King of Prussia, PA and Culver City, CA were new markets that we opened during the quarter. Plans currently include the opening of five new corporate stores and one licensed store over the next three quarters. We also plan to close three existing stores as their leases expire over that same period of time. Leveraging our investments in the Bassett brand over a larger geographical marketing area remains fundamental to our growth strategy.”

Logistical Services Segment

Revenue for Zenith was $24.6 million for the second quarter of 2017 as compared to $23.8 million for 2016, an increase of $0.8 million or 3.4%. Increases in home delivery revenues were partially offset by decreases in freight and warehouse revenues. Revenues to both Bassett and non-Bassett customers were higher quarter over quarter. Zenith’s operating expenses for the second quarter of 2017 were $23.8 million as compared to $23.1 million for the second quarter of 2016, an increase of $0.7 million or 3.0%. Higher fuel costs, increased fixed costs associated with the expansion and modernization of the transportation equipment fleet over the course of fiscal 2016 and higher other fleet costs were partially offset by lower purchased third-party freight and decreased personnel costs. This resulted in operating income of $0.8 or 3.2% of revenue for the second quarter of 2017 as compared to $0.7 million or 2.8% of revenue for the second quarter of 2016.

Other Items

In 1985, the Company acquired a minority interest in a privately-held, start-up provider of property and casualty insurance for $0.3 million. The Company accounted for this investment on the cost method and included it in other long-term assets in the condensed consolidated balance sheet. In April of 2017, the Company sold its interest for $3.6 million in cash, resulting in a $3.3 million gain for the quarter ended May 27, 2017.

The Company owns a building in Chesterfield County, Virginia that was formerly leased to a licensee for the operation of a BHF store. The building is subject to a ground lease that expires in 2020, but which has additional renewal options. Since 2012, the Company has leased the building to another party who is, as of recently, paying less than the full amount of the lease obligation, resulting in rental income insufficient to cover the ground lease obligation. Efforts to sell the Company’s interest in the building have been unsuccessful so far. The Company also has concluded that absent a significant cash investment in the building the likelihood of locating another tenant for the building at a rent that would provide positive cash flow in excess of the ground lease expense is remote. In addition, the Company obtained an appraisal during the quarter ended May 27, 2017 which indicated that the value of the building had significantly decreased and was now minimal. Given these circumstances, the Company concluded in the current quarter that it is unlikely to renew the ground lease in 2020 and would therefore likely vacate the property at that time. Consequently, the Company recorded a non-cash impairment charge of $1.1 million in the quarter ended May 27, 2017 to write off the value of the building.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 91 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second fiscal quarter of 2017, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended				Six Months Ended
	May 27, 2017		May 28, 2016		May 27, 2017		May 28, 2016
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$100,294		$92,990		$193,992		$185,392
Logistics	13,831		13,677		26,025		28,148
Total sales revenue	114,125	100.0%	106,667	100.0%	220,017	100.0%	213,540	100.0%

Cost of furniture and accessories sold	44,981	39.4%	42,419	39.8%	86,879	39.5%	84,405	39.5%

Selling, general and administrative expenses excluding new store pre-opening costs	61,075	53.5%	58,088	54.5%	119,599	54.4%	117,045	54.8%
New store pre-opening costs	469	0.4%	307	0.3%	1,275	0.6%	446	0.2%
Income from operations	7,600	6.7%	5,853	5.5%	12,264	5.6%	11,644	5.5%

Gain on sale of investment	3,267	2.9%	-	0.0%	3,267	1.5%	-	0.0%
Impairment of investment real estate	(1,084)	-0.9%	-	0.0%	(1,084)	-0.5%	-	0.0%
Other loss, net	(678)	-0.6%	(600)	-0.6%	(1,411)	-0.6%	(1,257)	-0.6%
Income before income taxes	9,105	8.0%	5,253	4.9%	13,036	5.9%	10,387	4.9%

Income tax provision	3,263	2.9%	1,868	1.8%	4,333	2.0%	3,768	1.8%
Net income	$5,842	5.1%	$3,385	3.2%	$8,703	4.0%	$6,619	3.1%

Basic earnings per share	$0.55		$0.31		$0.82		$0.61

Diluted earnings per share	$0.54		$0.31		$0.81		$0.61

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
Assets	May 27, 2017	November 26, 2016
Current assets
Cash and cash equivalents	$29,798	$35,144
Short-term investments	23,125	23,125
Accounts receivable, net	19,486	18,358
Inventories, net	58,093	53,215
Other current assets	8,599	10,727
Total current assets	139,101	140,569

Property and equipment, net	106,900	104,655

Other long-term assets
Deferred income taxes, net	8,112	8,071
Goodwill and other intangible assets	17,512	17,360
Other	5,471	7,612
Total long-term assets	31,095	33,043
Total assets	$277,096	$278,267

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,858	$21,281
Accrued compensation and benefits	12,889	13,602
Customer deposits	22,649	25,181
Dividends payable	-	3,218
Current portion of long-term debt	3,346	3,290
Other accrued liabilities	11,847	10,441
Total current liabilities	71,589	77,013

Long-term liabilities
Post employment benefit obligations	13,714	12,760
Long-term debt	631	3,821
Other long-term liabilities	4,177	3,968
Total long-term liabilities	18,522	20,549

Stockholders’ equity
Common stock	53,623	53,615
Retained earnings	135,947	129,388
Additional paid-in-capital	410	255
Accumulated other comprehensive loss	(2,995)	(2,553)
Total stockholders' equity	186,985	180,705
Total liabilities and stockholders’ equity	$277,096	$278,267

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Six Months Ended
	May 27, 2017	May 28, 2016
Operating activities:
Net income	$8,703	$6,619
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,706	5,611
Provision for asset impairment charge	1,084	-
Gain on sale of investment	(3,267)	-
Tenant improvement allowances received from lessors	715	590
Deferred income taxes	318	1,198
Excess tax benefits from stock-based compensation	327	41
Other, net	960	697
Changes in operating assets and liabilities
Accounts receivable	(904)	2,436
Inventories	(4,535)	5,062
Other current and long-term assets	2,128	(1,451)
Customer deposits	(2,532)	(3,867)
Accounts payable and accrued liabilities	(211)	(5,926)
Net cash provided by operating activities	9,492	11,010

Investing activities:
Purchases of property and equipment	(9,172)	(14,116)
Proceeds from sale of retail real estate and property and equipment	63	577
Proceeds from sale of investment	3,592	-
Acquisition of retail licensee store	(655)	-
Other	223	-
Net cash used in investing activities	(5,949)	(13,539)

Financing activities:
Cash dividends	(5,363)	(4,145)
Proceeds from the exercise of stock options	221	114
Other issuance of common stock	-	176
Repurchases of common stock	(82)	(1,930)
Taxes paid related to net share settlement of equity awards	(474)	-
Repayments of notes payable	(3,191)	(4,920)
Proceeds from equipment loans	-	6,692
Net cash used in financing activities	(8,889)	(4,013)
Change in cash and cash equivalents	(5,346)	(6,542)
Cash and cash equivalents - beginning of period	35,144	36,268
Cash and cash equivalents - end of period	$29,798	$29,726

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended		Six Months Ended
	May 27, 2017	May 28, 2016	May 27, 2017	May 28, 2016
Net Sales
Wholesale	$62,293	$59,906	$124,268	$119,482
Retail - Company-owned stores	67,144	61,943	128,737	123,538
Logistical services	24,626	23,810	46,960	48,489
Inter-company eliminations:
Furniture and accessories	(29,143)	(28,859)	(59,013)	(57,628)
Logistical services	(10,795)	(10,133)	(20,935)	(20,341)
Consolidated	$114,125	$106,667	$220,017	$213,540

Operating Income
Wholesale	$4,783	$4,334	$10,676	$8,732
Retail	1,367	381	24	697
Logistical services	798	661	572	1,405
Inter-company elimination	652	477	992	810
Consolidated	$7,600	$5,853	$12,264	$11,644

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 26,				May 27,
	2016	Opened*	Closed*	Transfers	2017

Company-owned stores	59	3	(1)	1	62
Licensee-owned stores	31	-	(1)	(1)	29

Total	90	3	(2)	-	91

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	56 Comparable Stores				56 Comparable Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	May 27, 2017		May 28, 2016		May 27, 2017		May 28, 2016
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$63,229	100.0%	$59,502	100.0%	$122,057	100.0%	$117,747	100.0%

Cost of sales	31,214	49.4%	30,032	50.5%	61,094	50.1%	59,225	50.3%

Gross profit	32,015	50.6%	29,470	49.5%	60,963	49.9%	58,522	49.7%

Selling, general and administrative expense*	29,334	46.4%	28,216	47.4%	58,514	47.9%	56,221	47.7%

Income from operations	$2,681	4.2%	$1,254	2.1%	$2,449	2.0%	$2,301	2.0%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	May 27, 2017		May 28, 2016		May 27, 2017		May 28, 2016
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$3,915	100.0%	$2,441	100.0%	$6,680	100.0%	$5,791	100.0%

Cost of sales	1,858	47.5%	1,609	65.9%	3,437	51.5%	3,731	64.4%

Gross profit	2,057	52.5%	832	34.1%	3,243	48.5%	2,060	35.6%

Selling, general and administrative expense	2,902	74.1%	1,398	57.3%	4,393	65.8%	3,218	55.6%
Pre-opening store costs**	469	12.0%	307	12.6%	1,275	19.1%	446	7.7%

Loss from operations	$(1,314)	-33.6%	$(873)	-35.8%	$(2,425)	-36.3%	$(1,604)	-27.7%

*Comparable store SG&A includes retail corporate overhead and administrative costs.

**Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.